Exhibit 10.1

Ball Corporation

Deposit Share Program

[GRAPHIC OMITTED]

Confidential

Effective Date March 7, 2001
Amended and Restated April 28, 2004

Table of Contents
1. 2.	Purpose Definitions	1 1
2.1 2.2 2.3 2.4 2.5 2.6 2.7 2.8 2.9 2.10 2.11 2.12 2.13 2.14 2.15 2.16 2.17 2.18	Award Date
Award Letter
Acquisition Period
Change in Control
Cliff Lapse
Committee
Deferral
Disability
Effective Date
Grant Date
Holding Period
Newly Acquired Shares
Participant
Program
Restricted Shares
Restricted Units
Retirement
Shareholder of Record	1 1 1 1 1 1 1 1 1 1 1 1 2 2 2 2 2 2
3.	Restricted Stock Grant	2

3.1 3.2	Minimum Number of Newly Acquired Shares Granting of Restrited Shares	2 2
4. 5.	Holding Period for the Newly Acquired Shares Lapse of Restrictions	3 3
5.1 5.2	Cliff Lapse Accelerated Lapse Rate	3 3
6. 7.	Additional Cash Payment Retirement, Disability or Death	3 3
7.1 7.2	Retirement Disability or Death	3 3
8.	Forfeiture	3
9.	Deferral of Award/Exchange of Restricted Shares for Restricted Units	4
10.	Miscellaneous	4
10.1 10.2 10.3 10.4 10.5 10.6 10.7 10.8	Administration of the Program
Amendment and Termination of Program
Successors and Mergers, Consolidations, or Change in Control
Employment or Future Eligibility to Participate Not Guaranteed
Gender, Singular and Plural
Captions
Applicable Law
Validity	4 4 4 5 5 5 5 5

Deposit Share Program (“Program”)

1.       Purpose

To encourage key executives to acquire a larger equity ownership interest in the Corporation to further align the personal interests of the Participants with the interests of the shareholders of the Corporation, in order to promote share price growth and enhancement of shareholder value.

2.       Definitions

2.1	Award Date means the actual date the participant is given the opportunity to purchase Newly Acquired Shares pursuant to the Program.

2.2	Award Letter means the document notifying the Participant of his/her participation in the Program along with specific terms related to such participation.

2.3	Acquisition Period means the time period during which the Participant may acquire shares pursuant to this Program.

2.4	"Change in Control" means "Change in Control" as defined in the Ball Corporation 1997 Stock Incentive Plan or its successor.

2.5	Cliff Lapse means restrictions lapse at one time on the date established on the date of grant of Restricted Shares under the Program.

2.6	Committee means the Human Resources Committee of the Board of Directors of Ball Corporation.

2.7	Deferral means the amount of elective Restricted Units deferred by a Participant into the Ball Corporation 2000 Deferred Compensation Company Stock Plan or its successor.

2.8	Disability means a bodily injury or disease that totally and continuously prevents the Participant, for at least six consecutive months, from engaging in the Participant’s regular occupation.

2.9	Effective Date means April 28, 2004, which is the effective date of the Amended and Restated Deposit Share Program.

2.10	Grant Date means the actual date of issuance of the Restricted Shares pursuant to this Program.

2.11	Holding Period means the time period during which a Participant is required to retain Newly Acquired Shares in order to have the restrictions lapse on Restricted Shares.

2.12	Newly Acquired Shares means Ball Corporation Common Stock acquired during the Acquisition Period, including shares acquired via option exercise. It does not include Ball Corporation Common Stock obtained via a Restricted Stock Grant or by a Participant through the Corporation’s other benefit plans, which include but are not limited to the Ball Corporation Salary Conversion and Employee Stock Ownership Plan (401(k) Plan) and the Employee Stock Purchase Plan.

2.13	Participant means an employee who has been selected for participation in the Program by management and approved by the Committee.

2.14	Program means the Amended and Restated Deposit Share Program as set forth in this document and as amended from time to time.

2.15	Restricted Shares means shares of stock that are issued or transferred to a Participant under this Program pursuant to the Ball Corporation 1997 Stock Incentive Plan or its successor.

2.16	Restricted Units means the Performance Unit Award based on the dollar value of Ball Corporation Common Stock as provided for in the Ball Corporation 1997 Stock Incentive Plan or its successor.

2.17	Retirement means termination of employment by a Participant for whatever reason other than death or disability after attainment of age 55.

2.18	Shareholder of Record means the person who holds Ball Corporation Common Stock that is held in an account by the transfer agent and for which dividends are paid by the transfer agent.

3.        Restricted Stock Grant

The grant under this Program shall be a Restricted Stock Grant (“Restricted Shares”) pursuant to the Ball Corporation 1997 Stock Incentive Plan or its successor. If, at any time or from time to time, during the Acquisition Period, or within 45 days thereafter, the Participant provides documentation to the Corporate Secretary’s Department of the Corporation, reasonably satisfactory to the Corporation, of Participant’s acquisition of Newly Acquired Shares during the Acquisition Period, together with a written promise by the Participant to retain the shares for the Holding Period, then the Corporation will grant the Participant a designated number of Restricted Shares for each Newly Acquired Share so acquired as specified in the Participant’s Award Letter, up to the maximum number of Restricted Shares also specified in the Participant’s Award Letter.

3.1	Minimum Number of Newly Acquired Shares – The minimum number of Newly Acquired Shares that will be matched by Restricted Shares at one time is the lesser of 500 shares or the amount required to complete the award. The Participant may accumulate purchases, and when the total number of accumulated shares is equal to or exceeds 500 shares or the amount required to complete the award, the Participant may then request that matching Restricted Shares be issued.

3.2	Granting of Restricted Shares – The Restricted Shares will be granted on the 15th of each month provided the documentation required in this Section 3 is received on or before the 5th of that month, otherwise it will be granted the following month. If the 15th occurs on a holiday or weekend, the Restricted Shares will be issued on the workday immediately prior to that holiday or weekend.

4.        Holding Period for the Newly Acquired Shares

The Participant must agree that the Newly Acquired Shares for which the Restricted Shares were granted will not be sold or transferred prior to the lapse of restrictions on the matching Restricted Shares. A pledge of Newly Acquired Shares as collateral for any loan during the Holding Period is not considered to be a sale or transfer of the shares for purposes of this Program; however, in the event of default on the loan during the Holding Period, the Newly Acquired Shares will be considered to be sold and the matching Restricted Shares will be forfeited.

5.        Lapse of Restrictions

5.1	Cliff Lapse – Except as provided herein, restrictions on all Restricted Shares will cliff lapse on the date that is specified in the Award Letter.

5.2	Accelerated Lapse Rate – The restrictions may lapse at an accelerated rate as specified in the Award Letter.

6.        Additional Cash Payment

The Participant also will receive a dividend equivalent, if any, payable with respect to the Restricted Shares from the date of grant until restrictions lapse.

7.        Retirement, Disability or Death

7.1	Retirement - Participants who retire before restrictions lapse on Restricted Shares granted under this Program will receive a prorated portion of their outstanding Restricted Shares and the restrictions on the prorated shares will lapse. Fractional shares will be rounded up at proration.

                     Proration Calculation

Number of restricted shares outstanding on date of retirement	x	Number of days from grant to retirement Number of days from grant to scheduled cliff lapse	=	Number of Restricted Shares outstanding after proration

7.2	Disability or Death – Restrictions on the Restricted Shares outstanding at death or disability will lapse and unrestricted shares will be issued to the participant or the participant’s estate or beneficiary.

8.        Forfeiture

All rights in and to any and all Restricted Shares granted pursuant to this Program which have not had restrictions lapse as described above in this Program, shall be forfeited upon the Participant’s termination from the Corporation, except as provided for in Section 7. In addition, any Restricted Shares granted pursuant to this Program shall be forfeited if the Newly Acquired Shares to which the Restricted Shares relate are sold or transferred by the Participant prior to the lapse of restrictions on such Restricted Shares. For each Restricted Share for which the restrictions have lapsed, the holding period requirement for the Newly Acquired Shares for which the Restricted Shares were granted shall also end.

9.        Deferral of Award/Exchange of Restricted Shares for Restricted Units

Participants may be given the opportunity to elect to defer receipt of Restricted Shares where allowed by laws of the country that apply to the Participant. Such opportunity to defer is not guaranteed.

If deferral is permitted, participants in the Program may exchange Restricted Shares granted under this Program for Restricted Units issued under the Ball Corporation 2000 Deferred Compensation Company Stock Plan (the “Deferred Stock Plan”) or its successor by making an election to defer and exchange shares at least one year prior to the lapse of restrictions on such Restricted Shares. If a Participant elects to defer and undertake such an exchange, the Restricted Shares will be cancelled and an equivalent number of Restricted Units will be issued to the Participant. The Restricted Units may be eligible for a Corporation Matching Contribution under the Deferred Stock Plan or its successor. Restrictions and the Participant’s rights with respect to such Restricted Units will be determined under the terms of the Program. The actual deferral of the Restricted Units will not occur until restrictions lapse on the Restricted Units.

10.      Miscellaneous

10.1	Administration of the Program – The Human Resources Committee of the Board of Directors shall be the sole administrator of the Program. The Committee shall have full power to formulate additional details and regulations for carrying out this Program. The Committee shall also be empowered to make any and all of the determinations not herein specifically authorized which may be necessary or desirable for the effective administration of the Program. Any decision or interpretation of any provision of this Program adopted by the Committee shall be final and conclusive.

10.2	Amendment and Termination of Program – The Committee may at any time amend the Program in whole or in part; provided, however, that no amendment shall be effective to affect the Participant’s vested right therein, and, except as provided below, no amendment shall be effective to decrease the future benefits under the Program payable to any Participant or beneficiary with respect to any amount granted or vested prior to the date of the amendment. Written notice of any amendments shall be given promptly to each Participant. No notice shall be required with respect to amendments that are non-material or administrative in nature.

10.3	Successors and Mergers, Consolidations, or Change in Control – The terms and conditions of this Program and Election Form shall enure to the benefit of and bind the Corporation, the Participants, their successors, assignees, and personal representatives. If a Change in Control shall occur then the rights and obligations created hereunder shall be the rights and obligations of the acquirer or successor corporation or entity; provided, however, in the event of a Change in Control, all restrictions on Restricted Shares granted pursuant to Section 3 of this Program shall lapse.

10.4	Employment or Future Eligibility to Participate Not Guaranteed – Nothing contained in this Program nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to be retained in the employ of the Corporation. Designation as a Participant may be revoked at any time by the Committee with respect to any Restricted Shares not yet granted.

10.5	Gender, Singular and Plural – All pronouns and any variations thereof shall be deemed to refer to the masculine and feminine gender as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

10.6	Captions – The captions to the articles, sections, and paragraphs of this Program are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

10.7	Applicable Law – This Program shall be governed and construed in accordance with the laws of the State of Indiana.

10.8	Validity – In the event any provision of this Program is held invalid, void, or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Program.